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                                                        EXHIBIT 99.1
                               THE ARNOLD PALMER
                                  GOLF COMPANY

                    A  P A S S I O N  F O R  T H E  G A M E

FOR IMMEDIATE RELEASE                   Contact:        Mike Alday
July 16, 1996                                           Alday Communications
                                                        (615)791-1535

PROGROUP OFFICIALLY CHANGES
NAME AND STOCK TRADING SYMBOL

        OOLTEWAH, Tenn - At its annual meeting yesterday, ProGroup, Inc. shareholders voted to change the company name to The Arnold Palmer Golf Company and approved the change of its NASDAQ stock trading symbol from "PRGR" to "APGC" as of July 17, said George H. Nichols, president and chief operating officer.

        The company had been operating under The Arnold Palmer Golf Company name since January. However, the name change had to be voted on by shareholders before legal paperwork could be filed. It should become official within the next two weeks, said Nichols.

        "We are now recognizing and utilizing our greatest asset as never before. Arnold Palmer is one of the most well known and respected figures in the world and this gives us instant name recognition with golfers everywhere," said Nichols.

        Along with its name, the company has also changed its stock trading symbol on the NASDAQ SmallCap Market from "PRGR" to "APGC." This will take effect on Wednesday, July 17, 1996.

        Based in Ooltewah, Tenn., The Arnold Palmer Golf Company manufactures, markets and distributes a full line of golf products including Palmer Golf Equipment and Hot-Z bags and luggage. The company owns, subject to certain exceptions, the exclusive worldwide rights to the Arnold Palmer trade name in connection with the company's manufacture, sale and distribution of golf products.





- --------------------------------------------------------------------------------
 ProGroup, Inc. - 6201 Mountain View Road, Ooltewah, TN  37363 - 800/735-6300 -
                        423/258-5890 - Fax 423/258-9831




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